UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                           Woodhead Industries, Inc.
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                (Name of Registrant as Specified In Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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     [_] Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          2)   Form, Schedule or Registration Statement No.:

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          3)   Filing Party:

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          4)   Date Filed:

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


      WOODHEAD INDUSTRIES, INC.
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[LOGO]




                                                              December 20, 2002



        Dear Stockholder:

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders. The meeting will be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois at 10:00 a.m. on Friday, January 24, 2003. After the business session, we will report on current operations and other matters of importance.

        The formal Notice and Proxy Statement appear on the following pages and contain details of the business to be conducted at the meeting. In addition to the election of five directors, you will be asked to ratify the appointment of the independent public accountants.

        Northbrook is a northern suburb of Chicago and the Northbrook Hilton Hotel is located just west of the Illinois Tollway near the intersection of Milwaukee Avenue (Rt. 21) and Palatine Road.

        Your vote is very important regardless of the number of shares you own. We hope you can attend the meeting. However, whether or not you plan to attend, please sign, date and return the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy if you wish and vote in person.


                                        Sincerely,


                                        /s/ Charles W. Denny

                                        Charles W. Denny
                                        CHAIRMAN OF THE BOARD

      WOODHEAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
[LOGO]




NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
        JANUARY 24, 2002



TO OUR STOCKHOLDERS:

The Annual Meeting of the Stockholders of Woodhead Industries, Inc. (the "Company") will be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois on Friday, January 24, 2003 at 10:00 a.m., Chicago time, to consider and take action upon the following matters, which are described more fully in the enclosed Proxy Statement:

      1.    The election of five directors;

      2. The ratification of the appointment of Ernst & Young LLP as independent public accountants of the Company; and

      3. The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed December 3, 2002 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder at the principal office of the Company, Three Parkway North, Suite 550, Deerfield, Illinois, 60015 for a period of ten days prior to the meeting and at the meeting.

The Board of Directors has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the five persons listed in the attached Proxy Statement; FOR the ratification of the appointment of independent public accountants; and on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.


                                        /s/ Robert J. Tortorello

                                        Robert J. Tortorello
                                        SECRETARY

Deerfield, Illinois
December 20, 2002

      WOODHEAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
[LOGO]




PROXY STATEMENT

                                                            Deerfield, Illinois
                                                            December 20, 2002

TO THE STOCKHOLDERS OF WOODHEAD INDUSTRIES, INC.

The accompanying proxy is solicited by and on behalf of the Board of Directors of Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, for use at the Annual Meeting of Stockholders of the Company to be held January 24, 2003 and at any adjournments or postponements of such meeting. This Proxy Statement and accompanying proxy, along with the Company's Annual Report to Stockholders, are first being sent to stockholders on or about December 20, 2002.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of the Company at Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015.


SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on December 3, 2002 are entitled to vote at the meeting. On that date the Company had outstanding 11,852,638 shares of Common Stock, each of which is entitled to one vote. Stockholders do not have cumulative voting rights with respect to the election of directors.

The matters to be considered and acted upon at such meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies that are returned properly signed will be voted as specified on the proxy. If choices are not specified on the proxy, the shares will be voted as recommended by the Board of Directors. The Company's by-laws require that the holders of a majority of the total number of shares issued and outstanding be represented in person or by proxy in order for the business of the meeting to be transacted. Abstentions and broker non-votes will be counted in the determination of whether a quorum exists.


ITEM 1

ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

The Company's by-laws provide that the Board of Directors shall consist of no more than twelve directors, but no fewer than five directors, divided into three classes, the classes to be as nearly equal in number as possible. The Board of Directors currently consists of nine members.

Class I, to be elected at this meeting, consists of three directors to serve until the 2006 Annual Meeting of Stockholders or until their successors have been elected and qualified. The nominees, Charles W. Denny, Ann F. Hackett and Eugene P. Nesbeda, are the current members of Class I and their terms expire at this meeting.

Also to be elected at this meeting are William K. Hall and G. Thomas McKane, two of the current members of Class II. Mr. Hall and Mr. McKane, as members of Class II, will serve until the 2004 Annual Meeting, or until their successors have been elected and qualified. Mr. Hall and Mr. McKane were appointed to the Board earlier in the year.

Shares represented by proxies that are returned properly signed will be voted for the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. Although it is not anticipated, if any of the nominees should be unable or unwilling to serve as a director, it is intended that the proxies will be voted for such other person or persons, if any, as the Board of Directors may determine.

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect directors. Abstentions and broker non-votes will have the same effect as a no vote.

The following sets forth certain information with respect to the nominees as well as to those directors in Classes II and III whose terms continue after the meeting.
THE MANAGEMENT NOMINEES FOR DIRECTOR ARE:

                                           PRINCIPAL OCCUPATION                    DIRECTOR   TERM TO
NAME OF NOMINEE                               OR EMPLOYMENT                 AGE     SINCE     EXPIRE
------------------------------ ------------------------------------------- ----- ----------- --------
Class I
-------
Charles W. Denny (E)(G) ...... Retired Chairman, Square D Company           66   Feb. 1993     2006
                                 and Schneider Electric North America
Ann F. Hackett (A)(H) ........ Director, Horizon Consulting Group,          48   Nov. 1997     2006
                                 LLC
Eugene P. Nesbeda (G)(H) ..... Managing Director, Performance               48   June 1997     2006
                                 Catalysts, LLC
Class II
--------
William K. Hall (E)(H) ....... Chairman and Chief Executive Officer,        59   Nov. 2002     2004
                                 Procyon Technologies, Inc.
G. Thomas McKane (A)(E) ...... President and Chief Executive Officer,       58   Apr. 2002     2004
                                 A. M. Castle & Co.

THOSE DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR ARE:

Class I
-------
Linda Y. C. Lim (A)(G) ....... Professor of Corporate Strategy and          52   Nov. 1997     2004
                                 International Business, University of
                                 Michigan Business School
Class III
---------
Daniel T. Carroll (G)(H) ..... Chairman, The Carroll Group                  76   Jan. 1987     2005
Philippe Lemaitre (E) ........ President and Chief Executive Officer        53   Oct. 1999     2005
                                 of the Company
Sarilee K. Norton (A)(H) ..... President, Tru-Tech, a division of Inland    55    May 1996     2005
                                 Paperboard & Packaging, Inc.

------------------
(A) Member of Audit Committee
(E) Member of Executive Committee
(G) Member of Governance Committee
(H) Member of Human Resources Committee

Mr. Charles W. Denny has been the Company's Chairman of the Board since January 1, 2001. Mr. Denny retired as Chairman of Square D Company and Schneider Electric North America on January 1, 2002. In 1998, he retired as Chief Executive Officer of Group Schneider North America. Prior to May 1997, he had been President and Chief Executive Officer of Group Schneider North America and President and Chief Operating Officer of Square D Company since 1992. Square D Company is one of North America's largest manufacturers of quality electrical power control and distribution products.

Ms. Ann F. Hackett is Director, Horizon Consulting Group, LLC, which was founded in 1996. Prior to that she had been an independent management consultant in human resource and strategy development from 1990 to 1996. Horizon Consulting Group provides strategic, organizational, marketing and operational advice to clients.

Mr. Eugene P. Nesbeda has been the Managing Director of Performance Catalysts, LLC since September 2002. He is also the Managing Director of Nesbeda & Co., a company he founded in 2001. Prior to 2001 he had been President, Tetra Pak Plastic Packaging at Tetra Pak Group since 1995. Performance Catalysts is an investment and advisory firm. Nesbeda & Co. provides management consulting services.

Mr. William K. Hall is Chairman and Chief Executive Officer of Procyon Technologies, Inc., a company he co-founded in 1999. Prior to that he was Chairman and Chief Executive Officer of Falcon Building Products, Inc. from 1994 to 1999. He currently serves as a director of A. M. Castle & Co. Procyon Technologies is a holding company focused on the acquisition of suppliers to the global aerospace and defense industry.

Mr. G. Thomas McKane has been President and Chief Executive Officer of A. M. Castle & Co. since May 2000. Prior to that he was a Senior Vice President of Emerson Electric Company since 1968, serving as CEO or President of several Emerson subsidiaries, divisions and joint ventures. Mr. McKane is also a director of A. M. Castle & Co., one of the nation's leading suppliers of specialty and high technology metals.

Dr. Linda Y. C. Lim is Professor of Corporate Strategy and International Business at the University of Michigan Business School. From 1994 to 2000, she had been Associate Professor of International Business at the school. She also has been Director of the University's Southeast Asia Business Program since 1993.

Mr. Daniel T. Carroll, Chairman of The Carroll Group, has served in that position since 1982. He currently serves as a director of American Woodmark Corp.; Comshare, Inc.; and Oshkosh Truck Corporation. The Carroll Group is a management consulting firm.

Mr. Philippe Lemaitre joined the Company in October 1999 as its President and Chief Operating Officer. On January 1, 2001, Mr. Lemaitre became the Company's President and Chief Executive Officer. Prior to joining the Company, he had served as Corporate Vice President, Chief Technology Officer at Amp, Inc. since 1997. Prior to that, he had been Executive Vice President of TRW, Inc. and General Manager of its Automotive Electronics Group since 1994.

Ms. Sarilee K. Norton was appointed President of Tru-Tech, a division of Inland Paperboard & Packaging, Inc. in November 2002. Since May 1999, she had been a Director of Dock Square Consultants, Inc. Prior to that she had been Vice President, Quality Management and Strategy for Tenneco Packaging for more than 5 years. Inland Paperboard and Packaging, Inc., is an international manufacturer of containerboard and packaging products.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES


BOARD OF DIRECTORS

The Board normally considers dividend action in January, April, July and October. At its October meeting, it reviews the results of operations for the fiscal year just ended and the Company's operating plan and capital budget for the year ahead.

In Fiscal 2002, there were five meetings of the Board of Directors. All directors were present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve.


COMMITTEES OF THE BOARD

The committees established by the Board to assist it in the discharge of its responsibilities are the Audit Committee, Executive Committee, Governance Committee, and Human Resources Committee. These committees and the principal responsibilities of each are described below. Respective memberships on the various committees are identified in the list of directors in this Proxy Statement.

The Audit Committee currently consists of four directors who are "independent directors" as defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. This Committee assists the Board of Directors with its oversight responsibilities relating to the integrity of the Company's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company's internal audit function and independent auditors; the independent auditor's qualifications and independence; and the Company's compliance with its ethics policies and legal and regulatory requirements.

The Audit Committee reviews and reassesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors. It is responsible for the appointment, compensation, and oversight of the work of the independent auditors. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee held five meetings during fiscal 2002.

The Executive Committee, comprised of five directors, exercises the authority of the Board of Directors in certain matters subject to the final approval of the entire Board. This Committee meets periodically to discuss and review matters of interest to the Board. The Executive Committee held no meetings during fiscal 2002.

The Governance Committee, comprised of four directors, reviews the qualifications of prospective directors and submits its recommendations to the Board of Directors to fill board vacancies. It periodically evaluates the performance of the Chief Executive Officer, the directors and the Board. This Committee also reviews and recommends board committee assignments. The by-laws provide a procedure for stockholder nominations. (See Proposals of Stockholders.) The Governance Committee held two meetings during fiscal 2002.

The Human Resources Committee currently consists of four directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. The Human Resources Committee has oversight responsibility for executive management performance; competitiveness and effectiveness of compensation plans; benefit plans; succession planning and key employee programs. This Committee reviews human resource plans, policies and processes to confirm that the Company's organizational development and executive compensation practices support its strategic business objectives.

This Committee reviews and recommends to the Board of Directors the compensation strategy, philosophy, and guidelines for the Company's executive officers and key employees, as well as specific compensation actions for the executive officers and key employees. It also grants stock options to directors, management personnel and key employees of the Company and its subsidiaries, and maintains administrative authority with respect to the Company's stock awards plans. The Human Resources Committee held two meetings during fiscal 2002.


DIRECTORS' COMPENSATION

Directors who are officers of the Company receive no additional compensation for service on the Board of Directors or any committee thereof or on any Company committee. Each non-employee director receives an annual retainer of $10,000 plus an additional $900 for attendance at each meeting of the Board or a committee of the Board. In lieu of the retainer, Mr. Denny receives $80,000 per annum for serving as Chairman of the Board. Committee chairpersons also receive an annual stipend of $2,000.

Under a deferred compensation arrangement, non-employee directors may elect to defer payment of their annual retainers and fees until termination of their services as directors. Deferred amounts accrue interest at the Federal Reserve Discount Rate until paid. The Company has established a trust to ensure payment to all directors of their deferred compensation.

Directors are expected to accumulate shares of the Company's stock and, as a result, the Board has set specific ownership targets for its members. Pursuant to the Company's Stock Awards Plans, non-employee directors are eligible to receive grants of either stock options or restricted stock. Under these Plans, the Human Resources Committee determines the number of shares covered by an option and the option price, which price, however, may not be less than the fair market value of the stock at the time of the grant. Grants of 2,650 options (21,200 in aggregate) were made to each non-employee director on October 25, 2001 with an exercise price of $14.83. On January 25, 2002 additional grants of 1,350 options (10,800 in aggregate) were made to each non-employee director with an exercise price of $16.05. Upon his appointment to the Board on April 24, 2002, a grant of 4,000 options was made to G. Thomas McKane with an exercise price of $17.63.

During fiscal 2002, Ms. Lim exercised an option for 2,000 shares with an exercise price of $11.38 per share. At the time of this exercise the fair market value of the stock was $17.32.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and Nasdaq. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all forms were filed on a timely basis except that Sarilee K. Norton, a director, filed one required form late with respect to one transaction.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of December 4, 2002, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.


                                                                  NUMBER OF SHARES        PERCENT OF
                                                              BENEFICIALLY OWNED(1)(2)      CLASS
                                                             --------------------------  -----------
Daniel T. Carroll ..........................................           28,896                   *
Charles W. Denny ...........................................           22,678                   *
Robert H. Fisher ...........................................           21,666                   *
Ann F. Hackett .............................................           13,000                   *
William K. Hall ............................................            5,000                   *
Philippe Lemaitre ..........................................          119,507                 1.0%
Linda Y. C. Lim ............................................           14,405                   *
G. Thomas McKane ...........................................            5,000                   *
Robert A. Moulton ..........................................           60,509                   *
Eugene P. Nesbeda ..........................................           13,000(3)                *
Joseph P. Nogal ............................................           32,786(3)                *
Sarilee K. Norton ..........................................           13,372                   *
Robert J. Tortorello .......................................           77,372(4)                *
All directors and executive officers as a group (13 persons)
 including above-named .....................................          415,191                 3.5%

------------------
 * Less than 1%

(1) Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he or she beneficially owns.

(2) Includes shares which may be acquired within 60 days pursuant to option grants as follows: Mr. Carroll -- 10,000 shares, Mr. Denny -- 15,000 shares, Mr. Fisher -- 16,666 shares, Ms. Hackett -- 10,000 shares, Mr. Hall -- 0 shares, Mr. Lemaitre -- 91,333 shares, Ms. Lim -- 8,000 shares, Mr. McKane -- 4,000 shares, Mr. Moulton -- 30,749 shares, Mr. Nesbeda -- 10,000 shares, Mr. Nogal -- 25,666 shares, Ms. Norton -- 8,075 shares, Mr. Tortorello -- 48,399 shares, and all directors and officers as a group -- 277,888 shares. Stock options carry no voting or investment rights.

(3) Shared voting and investment power as follows: Mr. Nogal -- 6,980 shares, Mr. Nesbeda -- 3,000 shares.

(4) Excludes 1,500 shares owned by Mr. Tortorello's family members sharing the same household for which he disclaims any beneficial ownership.

OTHER BENEFICIAL OWNERS


The following table shows persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company as of the dates indicated below:


                                            AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP     OF CLASS
----------------------------------------   ----------------------   ---------
T. Rowe Price Associates, Inc. .........          1,493,200(1)          12.6
100 East Pratt Street
Baltimore, Maryland 21202

Neuberger Berman, LLC . ................            620,575(2)           5.2
605 Third Avenue
New York, NY 10158-3698

------------------
(1) These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Fund, Inc., (which owns 912,600 shares, representing 7.7% of the shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. As of November 13, 2002, Price Associates has sole dispositive power for the entire holding of 1,493,200 shares and has sole voting power for 399,500 shares.

(2) Neuberger Berman, LLC ("NB") is a registered investment advisor. In its capacity as investment advisor, NB may have discretionary authority to dispose of or to vote shares that are under its management. As a result, NB may be deemed to have beneficial ownership of such shares. NB does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. As of November 15, 2002, of the shares set forth above, NB has shared dispositive power with respect to 620,575 shares, sole voting power with respect to 7,268 shares and shared voting power on 338,350. With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purpose of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities. NB is the sub-advisor to the above referenced Funds. It should be further noted that the above-mentioned shares are also included with the shared power to dispose calculation.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


INDEBTEDNESS OF MANAGEMENT


On September 2, 1999, the Company provided Philippe Lemaitre, the Company's President and Chief Executive Officer, with a loan of $350,000, bearing interest at 6.3% per annum, with accrued interest due and payable on September 20th of each of the three following years, and principal payments of $150,000 and $200,000 due on or about November 14, 2000 and September 20, 2002, respectively. The loan was made to assist Mr. Lemaitre in the purchase of his principal residence upon his relocation to the Chicago area and was secured by a mortgage on such residence. The largest aggregate indebtedness during fiscal 2002 was $208,423.01. Mr. Lemaitre repaid all outstanding principal and accrued interest on May 21, 2002.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

In October 2001, the Company entered into a consulting agreement with Nesbeda & Co. (N&C), pursuant to which the Company paid N&C $60,000, plus out-of-pocket expenses, for consulting services rendered through January 2002. The agreement ended in January 2002 upon N&C's completion of its consulting assignment. Eugene
P. Nesbeda, who currently serves as a director of the Company, controls N&C.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                 ANNUAL COMPENSATION                    COMPENSATION
                                       ----------------------------------------   ------------------------
                                                                     OTHER
                                                                     ANNUAL        RESTRICTED                 ALL OTHER
                                                                    COMPEN-           STOCK                    COMPEN-
                                         SALARY       BONUS          SATION         AWARDS(3)     OPTIONS     SATION(4)
NAME AND PRINCIPAL POSITION    YEAR       ($)          ($)            ($)              ($)          (#)          ($)
----------------------------- ------   ---------   ----------   ---------------   ------------   ---------   ----------
P. J. Lemaitre                2002      395,000           0            (1)                0       70,000        8,520
President and Chief           2001      380,000           0            (1)                0       42,000       13,123
Executive Officer             2000      340,000     209,950            (1)                0            0       16,100

R. H. Fisher                  2002      219,450           0            (1)                0       20,000        8,520
Vice President and            2001      161,538      30,000            (1)           95,150       15,000          966
Chief Financial Officer       2000           --          --     --                       --           --           --

R. J. Tortorello              2002      168,450           0            (1)                0        9,500        8,479
Vice President,               2001      163,500           0            (1)                0        6,500       12,789
General Counsel and           2000      157,200      59,660            (1)                0        3,200       15,877
Secretary

R. A. Moulton                 2002      141,125           0      16,362(2)                0        9,500        6,612
Vice President,               2001      137,000           0      16,034(2)                0        6,500       10,674
Human Resources               2000      130,500      49,590            (1)                0        3,200       12,473

J. P. Nogal                   2002      141,125           0            (1)                0        9,500        6,320
Vice President,               2001      137,000           0            (1)                0        7,500       10,393
Treasurer/Controller and      2000      129,000      49,020            (1)                0        3,200       11,897
Assistant Secretary

------------------
(1) No disclosure is required pursuant to applicable Securities and Exchange Commission regulations, as the aggregate value of perquisites and other personal benefits covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for the indicated Named Executives.

(2) Includes amounts for (a) membership dues and (b) Company automobiles as follows: Mr. Moulton -- 2002 (a) $6,960 and (b) $8,472; 2001 (a) $5,875
    and (b) $8,389.

(3) The aggregate number and value of Mr. Lemaitre's restricted stock holdings, valued as of the last day of the fiscal year, are 25,000 and $284,500, respectively. The aggregate number and value of Mr. Fisher's restricted stock holdings, valued as of the last day of the fiscal year, are 5,000 and $56,900, respectively. Dividends will be paid on the restricted shares.

(4) Reflects amounts for (a) the Company's defined contribution plans and (b) life insurance premium payments as follows: Mr. Lemaitre -- 2002 (a) $7,554 and (b) $966, 2001 (a) $12,157 and (b) $966, 2000 (a) $15,134 and (b) $966;
    Mr. Fisher -- 2002 (a) $7,554 and (b) $966, 2001 (a) $0 and (b) $966; Mr.
    Tortorello -- 2002 (a) $7,513 and (b) $966, 2001 (a) $11,823 and (b) $966,
    2000 (a) $14,925 and (b) $952; Mr. Moulton -- 2002 (a) $5,774 and (b) $838,
    2001 (a) $9,865 and (b) $809, 2000 (a) $11,700 and (b) $773; and Mr. Nogal
    -- 2002 (a) $5,774 and (b) $546, 2001 (a) $9,865 and (b) $527, 2000 (a)
    $11,563 and (b) $334.

                        OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information on option grants in fiscal 2002 to the Named Executives.

                                              INDIVIDUAL GRANTS
                           --------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                        ANNUAL RATES
                                          PERCENT OF                                   OF STOCK PRICE
                                             TOTAL                                      APPRECIATION
                                            OPTIONS                                  FOR OPTION TERM(2)
                              OPTIONS     GRANTED TO     EXERCISE OR                --------- ----------
                            GRANTED(1)   EMPLOYEES IN   BASE PRICE(1)   EXPIRATION      5%        10%
NAME                            (#)       FISCAL 2002     ($/SHARE)        DATE        ($)        ($)
-------------------------- ------------ -------------- --------------- ------------ --------------------
P. J. Lemaitre ...........    46,200          12.8%          14.83       10/25/11    431,046  1,092,168
                              23,800           6.6%          16.05       01/25/12    240,142    608,804

R. H. Fisher .............    13,200           3.6%          14.83       10/25/11    123,156    312,048
                               6,800           1.9%          16.05       01/25/12     68,612    173,944

R. J. Tortorello .........     6,270           1.7%          14.83       10/25/11     58,499    148,223
                               3,230            .9%          16.05       01/25/12     32,591     82,623

R. A. Moulton ............     6,270           1.7%          14.83       10/25/11     58,499    148,223
                               3,230           0.9%          16.05       01/25/12     32,591     82,623

J. P. Nogal ..............     6,270           1.7%          14.83       10/25/11     58,499    148,223
                               3,230           0.9%          16.05       01/25/12     32,591     82,623

------------------
(1) The first grant listed for each of the Named Executives was made on October 25, 2001, while the second grant to each of the Named Executives was made on January 25, 2002. All option grants were priced at the fair market value on such dates and vest as to 33 1/3% of the shares on the first three anniversary dates of the grants.

(2) Amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout the option term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. However, an increase of approximately $110 million and $279 million during the option term of the first grant, respectively, and $119 million and $302 million during the option term of the second grant, respectively, in the "Potential Realizable Value" would be realized by all shareholders under the prescribed 5% and 10% stock price appreciation rates.

                           AGGREGATED OPTION EXERCISES
                             IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

The following table sets forth information regarding stock option exercises during fiscal 2002 and the unexercised options held as of the end of fiscal 2002.


                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                 SHARES                        OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                              ACQUIRED ON       VALUE               YEAR END               AT FISCAL YEAR END(1)
                                EXERCISE      REALIZED                (#)                           ($)
NAME                              (#)            ($)       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
--------------------------   -------------   ----------   ---------------------------   --------------------------
P. J. Lemaitre ...........            0             0           54,000/98,000                    42,800/0
R. H. Fisher .............            0             0            5,000/30,000                         0/0
R. J. Tortorello .........       16,500       137,115           43,066/13,834                    28,681/0
R. A. Moulton ............       15,750       133,455           25,416/13,834                    13,868/0
J. P. Nogal ..............       11,100        73,226           16,500/14,500                     3,105/0

------------------
(1) The value represents the fair market value as of the end of fiscal 2002 of the shares subject to such options less the exercise price of such options.


                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors administers the Company's executive compensation program. The Human Resources Committee, which is composed of four directors who are "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended, and "non-employee directors" within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, is responsible for all compensation matters for the Company's executive management and has overall responsibility to review and recommend policies for employee compensation and benefits to the Board of Directors.

COMPENSATION OBJECTIVES

The Company's executive compensation program is designed to meet the following objectives:

     o    Support the Company's business strategy and long-term financial goals;

     o Attract and retain employees with leadership skills and other key competencies required to shape the Company's future;

     o    Encourage and reward exceptional performance; and

     o Align the interests of stockholders and employees by employing equity-based compensation as a major component of incentive pay.

COMPONENTS OF EXECUTIVE PAY

The components of total pay for all executives are base salary, annual incentives, long-term incentives, and benefits. The Committee annually reviews total compensation for the Company's executives, as well as each component of compensation. This involves a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups, including companies of comparable size. Independent compensation consultants, at the request of the Committee, provide competitive compensation data. Periodically, the Committee meets privately with the compensation consultants to discuss such data and other compensation related matters.

BASE SALARY -- Base salary is generally set at a range around the median salary offered by companies of comparable size. An individual's base salary, as well as increases, is based on the executive's performance, experience, and reference to competitive rates for jobs with comparable content. Actual salary adjustments for executives are determined on a case-by-case basis and vary based on factors including performance, job content, and prevailing salary practices, with no one factor given any particular weighting.

ANNUAL INCENTIVES -- Under the Company's annual Management Incentive Plan, a target annual incentive is established for all participants in the form of a percentage of base salary. In addition to the Company's financial performance targets, each executive has personal performance goals that are taken into account in determining the final amount of any award granted under the Management Incentive Plan. The Human Resources Committee reviews and recommends all awards under the Management Incentive Plan for approval by the Board of Directors.

For the Chief Executive Officer, incentive awards are based on three components. One is achievement of targeted levels in net income, the second is return on gross assets, and the third is achievement against personal performance measures. Company performance is measured against a predetermined scale with a minimum threshold level of achievement in net income under which no portion of an incentive award is earned by the Named Executives.

LONG-TERM INCENTIVES -- Long-term incentives are provided in the form of stock options and restricted stock under the 2001 Stock Awards Plan and predecessor plans.

   STOCK OPTIONS -- Incentive stock options or non-qualified stock options may be granted to executives to assure competitive compensation, to link stockholder and management interest, to reward superior management performance, and to encourage ownership in the Company. The Committee has established specific stock ownership objectives for key management employees.

   Normally, stock options are granted annually to executive officers and key management personnel. The exercise price of such stock options has always been set at the fair market value on the date of the grant. The Company has never re-priced any stock option grant.

   RESTRICTED STOCK -- Restricted stock awards are intended to be a mechanism for aligning management and stockholder interests and to assure retention of key executives. The Company's long-term performance ultimately determines the compensation value derived from restricted stock, since the value is dependent on the long-term growth of the Company's stock price.

BENEFITS -- Certain employee benefits are provided to executives as part of the total compensation program. Generally, the benefits offered to executives are largely those offered to the general employee population, except for certain incremental amounts of life insurance. Additionally, executive officers are provided non-cash personal benefits such as tax and financial planning, health exams, club memberships, and company cars. Messrs. Lemaitre, Moulton and Nogal are entitled to a benefit under the Company's Supplemental Executive Retirement Plan.

SECTION 162(m) COMPLIANCE -- Section 162(m) of the Internal Revenue Code of 1986 places a $1,000,000 cap on the amount of compensation which may be deducted for each of the Named Executives. The Company has studied this cap and intends to take the necessary steps to conform its compensation to comply with such Section 162(m).


CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Lemaitre's base salary was increased during fiscal 2002 to an annual rate of $400,000, competitive with the median base salary paid to chief executive officers of comparably sized corporations.

Mr. Lemaitre has a target annual incentive level of 35% of base salary. In fiscal 2002 the Company did not achieve its performance threshold for targeted levels in net income. Accordingly, no annual incentive was awarded to Mr. Lemaitre for fiscal 2002.

During fiscal 2002, the Committee approved a stock option grant to Mr. Lemaitre of 70,000 shares. This grant is consistent with the Company's shift in emphasis to long-term incentive and competitive practices of companies in related industries and of comparable size. The grant also reflects the Committee's recognition of Mr. Lemaitre's performance and its expectation for his future contributions.


                                        HUMAN RESOURCES COMMITTEE


                                        ANN F. HACKETT, CHAIRPERSON
                                        DANIEL T. CARROLL
                                        EUGENE P. NESBEDA
                                        SARILEE K. NORTON

                             AUDIT COMMITTEE REPORT

To the Board of Directors of Woodhead Industries, Inc.:

We have reviewed and discussed the Company's audited financial statements as of and for the year ended September 28, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We also have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and we have discussed with the independent auditors all factors which we believe would impact the independence of the independent auditors, including whether their provision of non-audit services to the Company and its subsidiaries is compatible with maintaining their independence.

As a result of the review and discussions referred to above, we recommend to the Board of Directors the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended September 28, 2002.


                                        AUDIT COMMITTEE


                                        SARILEE K. NORTON, CHAIRPERSON
                                        ANN F. HACKETT
                                        LINDA Y. C. LIM
                                        G. THOMAS MCKANE

                                PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Russell 2000 Index, the Dow Jones Electrical Components Group and a peer group of companies chosen by the Company (the "Peer Group") over the same period (assuming the investment of $100 in the Company's Common Stock, the Russell 2000 Index, the Dow Jones Electrical Components Group and the Peer Group on September 26, 1997 with all dividends reinvested). The companies comprising the Peer Group are manufacturing companies of similar size and complexity to the Company and whose products are similar to the products marketed by the Company's Connectivity segment. The Company's Human Resources Committee used these same companies for compensation benchmarking.

The Peer Group is comprised of the following companies: Artesyn Technologies, Inc., BEI Technologies, Inc., Emulex Corporation, Littelfuse Inc., Magnetek Inc., Methode Electronics, Inc. (Class A), Parlex Corporation, Power-One, Inc., SL Industries, Inc., Spartan Corporation, Spectrum Control Inc., Technitrol, Inc. and Vicor Corporation.


                                 [LINE GRAPHIC]

INDEX                                     1997     1998      1999      2000      2001      2002
-----                                     ----     ----      ----      ----      ----      ----
Woodhead Industries, Inc.               100.00    51.20     53.20    108.11     79.26     61.61

Dow Jones Electrical Components Group   100.00    96.55    128.86    141.28     89.80     81.14

Russell 2000 Index                      100.00    80.98     95.20    115.92     90.01     90.01

Peer Group                              100.00    48.38     92.32    245.94     64.73     48.26

SEVERANCE AGREEMENTS

The Company has entered into severance agreements with certain key employees, including Messrs. Lemaitre, Fisher, Tortorello, Moulton and Nogal, which provide for the payment of compensation and benefits in the event of termination of employment following a change in control of the Company. The agreements generally define "change in control of the Company" as (i) the acquisition of 25% or more of the combined voting power of the Company's then outstanding securities; (ii) a change in the majority of the Company's Board of Directors over a two-year period; or (iii) shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets or the merger or consolidation of the

Company with any other corporation, unless the Company's shareholders continue to hold at least 80% of the combined voting power of the voting securities of the Company or the surviving entity.

The original term of the severance agreements is three years; provided, however, that each October 1 the agreements will be extended for an additional year unless the Company provides proper notice of its intention not to extend the agreements. If a change in control of the Company occurs during the original or extended term, the agreements will continue in effect until the later of (i) the original or extended term or (ii) twenty-four months beyond the month in which the change in control occurs. In no event will the term of an agreement extend beyond the date the executive attains age sixty-five.

An executive whose employment is terminated following a change in control of the Company generally will receive compensation pursuant to the severance agreement only if the termination was by the Company without "cause" or by the executive for "good reason" as those terms are defined in the agreements. In addition to the ordinary compensation and benefits (excluding severance) to which any terminating employee would be entitled, the severance agreements provide the following additional benefits payable after a change in control of the Company to executives who are terminated without cause or who resign for good reason:
(i) three times the sum of the executive's base salary and two times the target bonus, provided, however, that if the executive is within three years of normal retirement age, then this amount is reduced pro rata; (ii) continued health care coverage for up to 36 months; (iii) a cash payment equal to the difference between the fair market value of the Company's stock and the exercise price of the unexercised options for the Company's stock times the number of shares represented by the unexercised options; (iv) a cash payment equal to the present value of the accrued benefit under the Retirement Plan and the account balance in the Profit Sharing Plan to the extent that either is not fully vested; (v) the payment of any federal excise taxes; and (vi) the reimbursement of all legal and accounting fees and expenses incurred as a result of such termination.

The Company has established a trust that, in the event of a change in control of the Company, will be funded to ensure payment to all key employees of the compensation and benefits described herein.


RETIREMENT PLANS

The Company provides retirement plans that cover the employees of the Company and its subsidiaries; excluding, however, those employees who are members of groups which have not adopted the retirement plans, groups covered by collective bargaining agreements that do not provide for participation in the retirement plans and the employees of certain foreign subsidiaries. The retirement plans are funded entirely by the Company and provide pension benefits upon retirement at age 65.


                          ESTIMATED ANNUAL NORMAL RETIREMENT PENSION
   FIVE-YEAR                 BASED UPON THE INDICATED BENEFIT SERVICE
    AVERAGE      ----------------------------------------------------------------
 COMPENSATION     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS
--------------   ----------   ----------   ----------   ----------   ---------
   $ 50,000       $ 3,633      $ 5,450      $ 7,267      $ 9,083     $10,900
     75,000         6,633        9,950       13,267       16,583      19,900
    100,000         9,633       14,450       19,267       24,083      28,900
    125,000        12,633       18,950       25,267       31,583      37,900
    150,000        15,633       23,450       31,267       39,083      46,900
    170,000        18,033       27,050       36,067       45,083      54,100
    200,000        21,633       32,450       43,267       54,083      64,900

The retirement plan for the Company and most of its U.S. subsidiaries provides pension benefits upon retirement at age 65 equal to 1.2% of the participant's average annual compensation multiplied by years of credited service up to 30 years, reduced by .6% of final average compensation (which reflects reductions for social security benefits) up to covered compensation multiplied by years of credited service up to 30 years. The retirement plan for one other U.S. subsidiary provides monthly pension benefits upon retirement at age 65 equal to the actuarial equivalent of a participant's cash balance account. This account is the sum of 3% of the participant's compensation and interest credits increased annually at the rate on ten-year Treasury Constant Maturities.

Participants are fully vested in their accrued pension benefits after five years of service. The Plans provide for early retirement at age 55 with 10 years' continuous employment. In the event of the death of an active participant who has completed 5 years of service, provision is made to pay a benefit of monthly income for life to the participant's spouse equal to 50% of the benefit which would have been payable to the participant.

Annual amounts of normal retirement pension payable under the Plans are illustrated in the above table. The illustration assumes retirement as of October 1, 2002 at normal retirement age of 65. Benefits were computed on a straight life annuity basis. The number of years of service, as of October 1, 2002, for each of the executive officers listed in the summary compensation table was as follows: Mr. Lemaitre -- 3 years, Mr. Fisher -- 2 years, Mr. Tortorello -- 15 years, Mr. Moulton -- 16 years, and Mr. Nogal -- 24 years.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Woodhead Industries, Inc. Supplemental Executive Retirement Plan (the "SERP") is a non-qualified and unfunded plan designed to provide supplemental retirement benefits to selected key employees of the Company who have forfeited potential retirement benefits from former employers and/or who are subject to statutory or regulatory restrictions on qualified plan benefits. The supplemental benefit payable to each participant listed in appendix A of the SERP who retires on or after his normal retirement age is equal to sixty percent (60%) of his average monthly compensation, less the sum of (i) his "Primary Social Security Benefit" and (ii) the actuarial equivalent of any retirement benefits to which such participant is then entitled under any other retirement plan or arrangement maintained by the Company. Such participant's average monthly compensation is one-sixtieth (1/60) of the aggregate of such participant's base salary and twice the target bonus award for the five highest consecutive Plan Years (as defined in the Retirement Plan). The SERP provides for early retirement (before age 65) under certain conditions with reduced benefits. The supplemental benefit to which a participant may be entitled under the SERP may be paid as a lump sum benefit at retirement. Mr. Lemaitre is the only Named Executive currently covered by appendix A of the SERP who would be entitled to benefits thereunder. The estimated lump sum benefit under the SERP that would be received by Mr. Lemaitre, if he retired at age 65, is $2,405,810. This amount assumes that Mr. Lemaitre will continue to work for the Company until his normal retirement date and that his earnings will equal his fiscal year 2002 base salary plus twice his target bonus award.

The supplemental benefit payable to each participant listed in appendix B of the SERP who retires on or after his normal retirement age is equal to the qualified plan benefit (as calculated with the assumption that the target bonus award doubled) less the qualified plan benefit. The supplemental benefit to which such a participant may be entitled under the SERP may be paid as a lump sum benefit at retirement. Messrs. Moulton and Nogal are the only Named Executives currently covered by appendix B of the SERP who would be entitled to benefits thereunder. The estimated lump sum benefits under the SERP that would be received by Messrs. Moulton and Nogal, if they retired at age 65, are $94,891 and $92,509, respectively. These amounts assume that Messrs. Moulton and Nogal will continue to work for the Company until their normal retirement dates and that their future earnings will equal their fiscal year 2002 base salaries plus their target bonus awards.

The Company has established a trust that, in the event of a change in control of the Company, will be funded to ensure payment to all participants of the benefits described herein.

PROFIT SHARING PLANS

The Company provides profit sharing plans which cover the employees of the Company and its subsidiaries; excluding, however, those employees who are members of groups which have not adopted the profit sharing plans, groups covered by collective bargaining agreements that do not provide for participation in the profit sharing plans and employees of certain other subsidiaries. The Company funds the profit sharing plans and annual profit sharing contributions are, under most profit sharing plans, 5% of annual consolidated net profit, as defined, but not exceeding 15% of the aggregate compensation paid to participants during the year. Up to one-third of the Company's annual profit sharing contribution may, at the Company's sole discretion, be made in the Company's Common Stock. The contributions, together with non-vested amounts of earlier profit sharing contributions forfeited by reason of terminations of employment during the year, are allocated among the accounts of participants in accordance with a formula based on participants' covered compensation. The amounts so allocated (except for any portion of the Company's contribution that was made in Common Stock) are invested by the plan trustee, at the direction of each participant, in various investment alternatives. A participant's account is vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service and is fully vested after five years of service. The accounts, however, are automatically vested upon death, permanent disability or reaching age 65. Distribution of a participant's vested account balances is normally made upon termination of employment in the form of a single payment. Installment payments may be elected if termination is because of retirement or disability.

The profit sharing plan for the Company and its U.S. subsidiaries also provides employees the opportunity for tax-deferred savings pursuant to Section 401(k) of the Internal Revenue Code of 1986. The profit sharing plan allows participants to make elective deferrals of up to 15% of their eligible compensation, not to exceed the maximum amount allowable by law. The Company will make matching contributions of 50% of the amount (up to 4% of the participant's eligible compensation) a participant defers to the Plan.

Employee contributions and income derived therefrom are 100% vested and nonforfeitable. Amounts credited to participant accounts which are attributable to the Company's matching contributions (and any income derived therefrom) are vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service, and are fully vested after five years of service.


MANAGEMENT INCENTIVE PLAN

The Management Incentive Plan is administered by a Corporate Management Committee under the direction of the Human Resources Committee of the Board of Directors. Participants include officers and other key employees who can make significant contributions to the profitable growth of the Company. In general, a threshold level of earnings must be achieved before any payments can be made under the Plan.


Each eligible participant shall have defined in advance of the fiscal year a range of incentive opportunity, including a maximum bonus amount, which is expressed as a percent of the participant's base salary. Corresponding with the incentive opportunity are pre-established performance targets that must be achieved before the incentive award is earned. These performance targets are related to the specific strategic objectives of each of the business units. These targets may include, but are not limited to, return on gross assets, achievement of key organizational goals, income from operations and achievement of personal goals. Maximum payments may range from 15% to 90% of a participant's base salary.

STOCK COMPENSATION PLANS

The Company has adopted stock compensation plans, from time to time, for the benefit of certain key employees of the Company and its subsidiaries. There are currently five plans, the 1990, 1993, 1996, 1999, and 2001 Stock Awards Plans (the "1990 Plan", "1993 Plan", "1996 Plan", "1999 Plan" and "2001 Plan") under which options have been granted and remain unexercised. No further grants may be made under the 1990 Plan. Presently there are approximately 350 employees eligible to participate. The Human Resources Committee of the Board of Directors administers these Plans. Under these Plans, options are granted to eligible participants to purchase Company stock. The Human Resources Committee determines the participants who are granted options, the number of shares covered by an option, and the option price. The option price, however, may not be less than the fair market value of the stock at the time of the grant. Options under all plans expire not later than ten years after grant. The optionee generally must exercise his option within 30 days of termination of employment with the Company or one of its subsidiaries. Termination of employment for death or disability may extend the post-employment period in which options may be exercised to up to two years, while retirement at age 55 or older may extend that period to up to five years (three years for grants made after October 26, 2001). Options are not transferable except in the case of the optionee's death.

The Plans permit an optionee to acquire stock pursuant to an option either by paying cash or by exchanging Company stock at its then fair market value, or by a combination of cash and stock. The Plans provide for the granting of non-qualified options in addition to or instead of incentive stock options.

Also, the 1993 Plan, 1996 Plan, 1999 Plan and 2001 Plan authorize the Human Resources Committee to grant restricted stock with such restriction periods (but not less than one year) as it may designate. During the restriction period, the restricted stock may not be sold, assigned, pledged or otherwise transferred. Except for the restrictions on transfer and such other restrictions as the Human Resources Committee may impose, a participant has all the rights of a holder of the Company's Common Stock including, but not limited to, voting and receiving dividends.


ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of the Audit Committee, the Board of Directors has reappointed Ernst & Young LLP as independent public accountants for the fiscal year ending September 27, 2003, subject to ratification by the stockholders. Ernst & Young LLP examined the financial statements of the Company for fiscal year 2002. A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such person desires.


FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The aggregate fees for professional services provided by the Company's independent public accountants during the fiscal year ended September 28, 2002, were as follows:


                                               ARTHUR ANDERSEN LLP     ERNST & YOUNG LLP
                                              ---------------------   ------------------
   Audit Fees .............................         $ 27,000(1)            $277,000
   Financial Information Systems Design and
    Implementation Fees ...................                0                      0
   All Other Fees .........................           18,000(1)             287,000(2)

------------------
1 For services provided prior to their dismissal on May 7, 2002.

2 Includes $160,000 for services provided prior to their appointment as the Company's independent public accountants on May 7,2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


PROPOSALS OF STOCKHOLDERS

The Secretary, Woodhead Industries, Inc., Three Parkway North, Suite 550, Deerfield, Illinois 60015, must receive proposals of stockholders intended to be presented at the next Annual Meeting no later than August 22, 2003.

The Company's by-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company no later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Stockholders wishing to make such nominations may contact the Secretary of the Company to determine the proposed date of such annual meeting. The by-laws further provide that the notice shall set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


GENERAL

The Company has mailed to all stockholders, concurrently with this Proxy Statement, its annual report for the year ended September 28, 2002. Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, fax or email, but such persons will not be specially compensated for such service. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons. The expense of such solicitation will be paid by the Company. In addition, the Company has retained
D. F. King & Co., Inc. to assist them in the solicitation of proxies from stockholders. For such service the Company will pay D.F. King & Co., Inc. a fee not to exceed $5,000 plus out-of-pocket expenses. If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may properly be considered at the meeting.

                                        By order of the Board of Directors


                                        /s/ Robert J. Tortorello

                                        Robert J. Tortorello
                                        SECRETARY

WOODHEAD INDUSTRIES, INC.
Proxy Solicited on Behalf of the Board of Directors of Woodhead Industries, Inc. for the Annual Meeting on January 24, 2003

     The undersigned holder of Common Stock of Woodhead Industries, Inc. hereby appoints Philippe Lemaitre and Linda Y.C. Lim, or any of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Woodhead Industries, Inc. to be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois on January 24, 2003, or any adjournment or postponement thereof:

1.   Election of directors.
         Nominees:
    Charles W. Denny         Ann F. Hackett        William K. Hall
    G. Thomas McKane         Eugene P. Nesbeda

_____FOR ALL  _____WITHHOLD ALL  _____FOR ALL (Except Nominee(s) inserted below)


             -------------------------------------------------------


2. Ratification of the appointment of Ernst & Young LLP as independent public accountants.

     ______FOR    ______AGAINST   _____ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                        ----------------------------------------
                                                      Signature



                                        ----------------------------------------
                                                      Signature

                                        Dated_____________________, 200__

                     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.